Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 7, 2021

LPL Financial Holdings Inc.

4707 Executive Drive

San Diego, California 92121

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Reg. No. 333-209730 (the “Post-Effective Amendment”), filed by LPL Financial Holdings Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). On May 5, 2021 (the “Amendment Date”), the stockholders of the Company approved the LPL Financial Holdings Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). The total number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to awards under the 2021 Plan, in addition to 12,600,000 new shares of Common Stock (registered concurrently on a new registration statement on Form S-8), includes (i) 2,126,344 shares of Common Stock that have been previously registered and remain available for issuance under the Company’s Amended and Restated 2010 Omnibus Equity Incentive Plan (the “2010 Plan”) as of the Amendment Date and (ii) 2,991,564 shares of Common Stock underlying awards outstanding under the 2010 Plan that, on or after the Amendment Date, expire or terminate or are surrendered without delivery of shares, are forfeited to or repurchased by the Company, or otherwise become available for grant under the terms of the 2010 Plan (the aggregate of 5,117,908 shares described in (i) and (ii) are collectively referred to as the “Carryover Shares”).

We are familiar with the actions taken by the Company to cover the issuance of the Carryover Shares pursuant to the 2021 Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Carryover Shares have been duly authorized and, when the Carryover Shares have been issued and sold in accordance with the terms of the 2021 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP